Exhibit 99.1
Intel Corporation
2200 Mission College Blvd.
Santa Clara, CA 95054-1549
News Release
Intel Reports Fourth-Quarter and Full-Year 2021 Financial Results
Delivers Record Quarterly and Full-Year Revenue
News Summary
▪Fourth-quarter GAAP revenue was $20.5 billion, exceeding October guidance by $1.3 billion and up 3 percent year-over-year (YoY). Fourth-quarter non-GAAP revenue was $19.5 billion, exceeding October guidance by $1.2 billion. Full-year GAAP revenue set an all-time Intel record of $79.0 billion, up 1 percent YoY.
▪Delivered GAAP fourth-quarter earnings per share (EPS) of $1.13, exceeding October guidance by 35 cents. Fourth-quarter non-GAAP EPS was $1.09, exceeding October guidance by 19 cents.
▪In 2021, Intel generated $30.0 billion of cash from operations and $11.3 billion of free cash flow (FCF).
▪Forecasting first-quarter 2022 revenue of approximately $18.3 billion; expecting first-quarter EPS of $0.70 (non-GAAP EPS of $0.80).
▪Announces five percent increase to quarterly cash dividend.
SANTA CLARA, Calif., January 26, 2022 -- Intel Corporation today reported fourth-quarter and full-year 2021 financial results. The company also announced that its board of directors approved a cash dividend increase of five percent to $1.46 per share on an annual basis. The board declared a quarterly dividend of $0.365 per share on the company’s common stock, which will be payable on March 1 to shareholders of record as of February 7.
“Q4 represented a great finish to a great year. We exceeded top-line quarterly guidance by over $1 billion and delivered the best quarterly and full-year revenue in the company's history," said Pat Gelsinger, Intel CEO. “Our disciplined focus on execution across technology development, manufacturing, and our traditional and emerging businesses is reflected in our results. We remain committed to driving long-term, sustainable growth as we relentlessly execute our IDM 2.0 strategy.”

Q4 2021 Financial Highlights

	GAAP			Non-GAAP
	Q4 2021	Q4 2020	vs. Q4 2020	Q4 2021	Q4 2020	vs. Q4 2020
Revenue ($B)	$20.5	$20.0	up 3%	$19.5	$18.9	up 4%
Gross margin	53.6%	56.8%	down 3.2 ppt	55.4%	60.0%	down 4.6 ppt
R&D and MG&A ($B)	$6.0	$5.4	up 11%	$5.8	$5.2	up 11%
Operating margin	24.3%	29.5%	down 5.1 ppt	25.9%	32.4%	down 6.6 ppt
Tax rate	11.0%	21.8%	down 10.8 ppt	11.7%	21.7%	down 10 ppt
Net income ($B)	$4.6	$5.9	down 21%	$4.5	$6.1	down 27%
Earnings per share	$1.13	$1.42	down 21%	$1.09	$1.48	down 26%
In the fourth quarter, the company generated $5.8 billion in cash from operations and paid dividends of $1.4 billion.
Note: Year-over-year non-GAAP comparisons also exclude the NAND memory business from 2020 results. Full reconciliations between GAAP and non-GAAP measures are provided below.

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Full-Year 2021 Financial Highlights

	GAAP			Non-GAAP
	2021	2020	vs. 2020	2021	2020	vs. 2020
Revenue ($B)	$79.0	$77.9	up 1%	$74.7	$72.9	up 2%
Gross margin	55.4%	56.0%	down 0.5 ppt	57.7%	59.4%	down 1.7 ppt
R&D and MG&A ($B)	$21.7	$19.7	up 10%	$20.9	$18.9	up 10%
Operating margin	24.6%	30.4%	down 5.8 ppt	29.7%	33.4%	down 3.7 ppt
Tax rate	8.5%	16.7%	down 8.2 ppt	9.1%	16.6%	down 7.5 ppt
Net income ($B)	$19.9	$20.9	down 5%	$22.4	$21.6	up 4%
Earnings per share	$4.86	$4.94	down 2%	$5.47	$5.10	up 7%
For the full year, the company generated $30.0 billion of cash from operations, paid dividends of $5.6 billion, and used $2.4 billion to repurchase 39.5 million shares of stock.
Business Unit Summary

Key Business Unit Revenue and Trends	Q4 2021	vs. Q4 2020		2021	vs. 2020
CCG	$10.1 billion	down	7%	$40.5 billion	up	1%
DCG	$7.3 billion	up	20%	$25.8 billion	down	1%
Internet of Things
IOTG	$1.1 billion	up	36%	$4.0 billion	up	33%
Mobileye	$356 million	up	7%	$1.4 billion	up	43%
NSG	$1.0 billion	down	18%	$4.3 billion	down	20%
PSG	$484 million	up	15%	$1.9 billion	up	4%
Fourth-quarter revenue was led by an all-time record quarter for our Data Center Group (DCG), with strong server recovery in enterprise and government. The Internet of Things Group (IoTG) had a record quarter, reflecting strong demand on recovery from COVID-19 impacts. The Client Computing Group (CCG) delivered another $10 billion quarter, proving that PCs are more essential than ever.

Note: Year-over-year non-GAAP comparisons also exclude the NAND memory business from 2020 results. Full reconciliations between GAAP and non-GAAP measures are provided below.

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Business Highlights
▪Appointed David Zinsner as Executive Vice President and Chief Financial Officer, and announced that Executive Vice President Michelle Johnston Holthaus will lead Intel's Client Computing Group.
▪Announced plans to take Mobileye public in the United States in mid-2022 via an initial public offering of newly issued Mobileye stock.
▪Completed the first closing of the sale of our NAND memory business to SK hynix, Inc.
▪Announced initial investment of more than $20 billion to build two new leading-edge chip factories in Ohio, where we are establishing the first advanced semiconductor campus in the “Silicon Heartland” of the Midwest. This will be Intel's first new manufacturing site location in 40 years.
▪Launched the 12th Gen Intel® Core™ processor family, including the all-new 12th Gen Intel Core H-series mobile processors led by the Intel Core i9-12900HK, the fastest mobile processor ever created.1 The 12th Gen Intel Core family will include 60 processors and more than 500 designs.
▪Announced that Habana Labs’ Gaudi AI Accelerators power Amazon EC2 DL1 Instances.
▪Unveiled key packaging, transistor and quantum physics breakthroughs fundamental to advancing and accelerating computing well into the next decade and outlined its path toward more than 10x interconnect density improvement in packaging with hybrid bonding and 30% to 50% area improvement in transistor scaling.
▪Began shipping Intel® Arc™ discrete graphics products (code-named "Alchemist") to OEM/ODM customers, with more than 50 design wins.
▪Released the oneAPI 2022 toolkits to expand features to provide developers greater utility and architectural choice to accelerate computing.
▪Introduced Mobileye updates, including the new EyeQ Ultra purpose-built SoC for autonomous vehicles, plans to deliver what is expected to be the world’s first level 4 autonomous vehicle for consumers with Geely’s Zeekr brand in 2024, and collaboration with Volkswagen Group and Ford to apply Mobileye’s mapping technology in driver assistance systems.
▪Ranked #2 on JUST Capital's 2022 "Just 100" list, which reflects the performance of America’s largest publicly traded companies on the issues that matter most in defining just business behavior today.
Additional information regarding Intel’s results can be found in the Q4'21 Earnings Presentation available at:
www.intc.com.

1See www.intel.com/PerformanceIndex for more information, including workload and configuration details. Performance results are based on testing as of dates shown in configurations and may not reflect all publicly available updates. Performance varies by use, configuration, and other factors. Results may vary.

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Business Outlook
Intel's guidance for the first quarter includes both GAAP and non-GAAP estimates. Reconciliations between GAAP and non-GAAP financial measures are included below. Our first-quarter business outlook includes an additional week in the first quarter due to 2022 being a 53-week year.

Q1 2022	GAAP	Non-GAAP
	Approximately	Approximately
Revenue	$18.3 billion	$18.3 billion^
Gross Margin	49%	52%
Tax rate	25%	15%
Earnings per share	$0.70	$0.80
Actual results may differ materially from Intel’s Business Outlook as a result of, among other things, the factors described under “Forward-Looking Statements” below.
Earnings Webcast
Intel will hold a public webcast at 2 p.m. PST today to discuss the results for its fourth quarter of 2021. The live public webcast can be accessed on Intel's Investor Relations website at www.intc.com. The Q4'21 Earnings Presentation, webcast replay, and audio download will also be available on the site.
Intel plans to report its earnings for the first quarter of 2022 on April 28, 2022 promptly after close of market; related materials will be available at www.intc.com. A public webcast of Intel’s earnings conference call will follow at 2 p.m. PDT at www.intc.com.
Investor Meeting
Intel's Investor Meeting will take place on February 17, 2022, where the company will provide additional information regarding its full-year and long-term outlook and plans. More information about Intel's Investor Meeting can be found at www.intc.com.

^ No adjustment on a non-GAAP basis.

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Forward-Looking Statements
Intel’s Business Outlook and other statements in this release that refer to future plans and expectations are forward-looking statements that involve a number of risks and uncertainties. Words such as "anticipates," "expects," "intends," "goals," "plans," "guidance," "believes," "seeks," "estimates," "continues," "committed," "may," "will," "would," "should," "could," "accelerate," "deliver," "path," "progress," "forecast," "future," and "positioned," and variations of such words and similar expressions are intended to identify such forward-looking statements. Statements that refer to or are based on estimates, forecasts, projections, uncertain events or assumptions, including statements relating to Intel's strategy; manufacturing expansion and investment plans, including Intel's planned Ohio investments; supply expectations, including regarding industry shortages; pending transactions; the proposed Mobileye initial public offering (IPO); total addressable market (TAM) and market opportunity; business plans and financial expectations; future macroeconomic conditions; future legislation; future impacts of the COVID-19 pandemic; future products, technology, and services, and the expected availability and benefits of such products, technology, and services; expectations regarding customers; projections regarding competitors; and anticipated trends in our businesses or the markets relevant to them, including with respect to future demand and industry growth, also identify forward-looking statements. All forward-looking statements included in this release are based on management's expectations as of the date of this release and, except as required by law, Intel disclaims any obligation to update these forward-looking statements to reflect future events or circumstances. Forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statements. Intel presently considers the following to be among the important factors that can cause actual results to differ materially from the company's expectations.
▪Demand for Intel's products is highly variable and can differ from expectations due to factors including changes in business and economic conditions; customer confidence or income levels, and the levels of customer capital spending; the introduction, availability, and market acceptance of Intel's products, products used together with Intel products, and competitors' products; competitive and pricing pressures, including actions taken by competitors; supply constraints and other disruptions affecting customers; changes in customer order patterns and order cancellations; changes in customer needs and emerging technology trends; and changes in the level of inventory and computing capacity at customers.
▪Intel's results can vary significantly from expectations based on capacity utilization; variations in inventory valuation, including variations related to the timing of qualifying products for sale; changes in revenue levels; segment product mix; the timing and execution of the manufacturing ramp and associated costs; excess or obsolete inventory; changes in unit costs; defects or disruptions in the supply of materials or resources, including as a result of ongoing industry shortages of components and substrates; product manufacturing quality/yields; and changes in capital requirements and investment plans. Variations in results can also be caused by the timing of Intel product introductions and related expenses, including marketing programs, and Intel's ability to respond quickly to technological developments and to introduce new products or incorporate new features into existing products, as well as decisions to exit product lines or businesses, which can result in restructuring and asset impairment charges.
▪Intel's results can be affected by adverse economic, social, political, regulatory, and physical/infrastructure conditions in countries where Intel, its customers or its suppliers operate, including recession or slowing growth, military conflict and other security risks, natural disasters, infrastructure disruptions, health concerns (including the COVID-19 pandemic), inflation, fluctuations in currency exchange rates, sanctions and tariffs, political disputes, changes in government grants and incentives, and continuing uncertainty regarding social, political, immigration, and tax and trade policies in the U.S. and abroad. Results can also be affected by the formal or informal imposition by countries of new or revised export and/or import and doing-business regulations, including changes or uncertainty related to the U.S. government entity list and changes in the ability to obtain export licenses, which can be changed without prior notice.

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▪The COVID-19 pandemic has previously adversely affected significant portions of Intel's business and could have a material adverse effect on Intel's financial condition and results of operations. The pandemic has resulted in authorities imposing numerous measures to try to contain the virus, including vaccine requirements. These measures have impacted and may further impact our workforce and operations, the operations of our customers, and those of our respective suppliers and partners. Restrictions on our manufacturing or support operations or workforce, similar limitations for our suppliers, and transportation restrictions or disruptions can impact our ability to meet customer demand and could have a material adverse effect on us. Disruptions in our customers’ operations and supply chains, may adversely affect our results of operations. The pandemic has caused us to modify our business practices. There is no certainty that such measures will be sufficient to mitigate the risks posed by the virus, and illness and workforce disruptions could lead to unavailability of our key personnel and harm our ability to perform critical functions. The pandemic has significantly increased economic and demand uncertainty. Demand for our products could be materially harmed in the future. The pandemic could lead to increased disruption and volatility in capital markets and credit markets, which could adversely affect our liquidity and capital resources. The degree to which COVID-19 impacts our results will depend on future developments, which are highly uncertain. The impact of the pandemic can also exacerbate other risks discussed in this section.
▪Intel operates in highly competitive industries and its operations have high costs that are either fixed or difficult to reduce in the short term. In addition, we have entered new areas and introduced adjacent products, such as our intention to become a major provider of foundry services, and we face new sources of competition and uncertain market demand or acceptance of our offerings with respect to these new areas and products, and they do not always grow as projected.
▪Intel's expected tax rate is based on current tax law, including current interpretations of the Tax Cuts and Jobs Act of 2017 (TCJA), and current expected income and can be affected by changes in interpretations of TCJA and other laws; changes in the volume and mix of profits earned and location of assets across jurisdictions with varying tax rates; changes in the estimates of credits, benefits, and deductions; the resolution of issues arising from tax audits with various tax authorities, including payment of interest and penalties; and the ability to realize deferred tax assets.
▪Intel's results can be affected by gains or losses from equity securities and interest and other, which can vary depending on gains or losses on the change in fair value, sale, exchange, or impairments of equity and debt investments, interest rates, cash balances, and changes in fair value of derivative instruments.
▪Product defects or errata (deviations from published specifications) can adversely impact our expenses, revenues, and reputation.
▪We or third parties regularly identify security vulnerabilities with respect to our processors and other products as well as the operating systems and workloads running on them. Security vulnerabilities and any limitations of, or adverse effects resulting from, mitigation techniques can adversely affect our results of operations, financial condition, customer relationships, prospects, and reputation in a number of ways, any of which may be material, including incurring significant costs related to developing and deploying updates and mitigations, writing down inventory value, a reduction in the competitiveness of our products, defending against product claims and litigation, responding to regulatory inquiries or actions, paying damages, addressing customer satisfaction considerations, or taking other remedial steps with respect to third parties. Adverse publicity about security vulnerabilities or mitigations could damage our reputation with customers or users and reduce demand for our products and services.
▪Cybersecurity incidents, whether or not successful, can affect Intel's results by causing us to incur significant costs or disrupting our operations or those of our customers and suppliers, and can result in reputational harm.
▪Intel's results can be affected by litigation or regulatory matters involving intellectual property, stockholder, consumer, antitrust, commercial, disclosure, and other issues, as well as by the impact and timing of settlements and dispute resolutions. For example, in the first quarter of 2021, Intel accrued a $2.2 billion charge related to litigation involving VLSI Technology LLC (VLSI). An unfavorable ruling can include monetary damages or an injunction prohibiting us from manufacturing or selling one or more products, precluding particular business practices, impacting our ability to design products, or requiring other remedies such as compulsory licensing of intellectual property.

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▪Intel's results can be affected by the impact and timing of closing of acquisitions, divestitures, and other significant transactions. In addition, these transactions do not always achieve our financial or strategic objectives and can disrupt our ongoing business and adversely impact our results of operations. The proposed Mobileye IPO may not be completed in our expected timeframe, or at all, due to factors that include adverse changes in economic or market conditions or in our business; delays in regulatory, stock exchange, or other approvals; loss of Mobileye key employees, and changes in our business strategy.
▪The amount, timing, and execution of Intel's stock repurchase program fluctuate based on Intel's priorities for the use of cash for other purposes—such as investing in our business, including operational and capital spending, acquisitions, and returning cash to our stockholders as dividend payments.
Detailed information regarding these and other factors that could affect Intel's business and results is included in Intel's SEC filings, including the company's most recent reports on Forms 10-K and 10-Q, particularly the "Risk Factors" sections of those reports. Copies of these filings may be obtained by visiting our Investor Relations website at www.intc.com or the SEC's website at www.sec.gov.
About Intel
Intel (Nasdaq: INTC) is an industry leader, creating world-changing technology that enables global progress and enriches lives. Inspired by Moore’s Law, we continuously work to advance the design and manufacturing of semiconductors to help address our customers’ greatest challenges. By embedding intelligence in the cloud, network, edge and every kind of computing device, we unleash the potential of data to transform business and society for the better. To learn more about Intel’s innovations, go to newsroom.intel.com and intel.com.
© Intel Corporation. Intel, the Intel logo, and other Intel marks are trademarks of Intel Corporation or its subsidiaries. Other names and brands may be claimed as the property of others.

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Intel Corporation
Consolidated Condensed Statements of Income and Other Information

	Three Months Ended		Twelve Months Ended
(In Millions, Except Per Share Amounts; unaudited)	Dec 25, 2021	Dec 26, 2020	Dec 25, 2021	Dec 26, 2020
Net revenue	$20,528	$19,978	$79,024	$77,867
Cost of sales	9,519	8,630	35,209	34,255
Gross margin	11,009	11,348	43,815	43,612
Research and development	4,049	3,655	15,190	13,556
Marketing, general and administrative	1,942	1,757	6,543	6,180
Restructuring and other charges	29	52	2,626	198
Operating expenses	6,020	5,464	24,359	19,934
Operating income	4,989	5,884	19,456	23,678
Gains (losses) on equity investments, net	359	1,692	2,729	1,904
Interest and other, net	(154)	(88)	(482)	(504)
Income before taxes	5,194	7,488	21,703	25,078
Provision for taxes	571	1,631	1,835	4,179
Net income	$4,623	$5,857	$19,868	$20,899

Earnings per share—basic	$1.14	$1.43	$4.89	$4.98
Earnings per share—diluted	$1.13	$1.42	$4.86	$4.94

Weighted average shares of common stock outstanding:
Basic	4,069	4,094	4,059	4,199
Diluted	4,095	4,119	4,090	4,232

	Three Months Ended
(In Millions)	Dec 25, 2021	Dec 26, 2020
Earnings per share of common stock information:
Weighted average shares of common stock outstanding—basic	4,069	4,094
Dilutive effect of employee equity incentive plans	26	25
Weighted average shares of common stock outstanding—diluted	4,095	4,119

Stock buyback:
Shares repurchased	—	38
Cumulative shares repurchased (in billions)	5.8	5.7
Remaining dollars authorized for buyback (in billions)	$7.2	$9.7

Other information:
Employees (in thousands)	121.1	110.6

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Intel Corporation
Consolidated Condensed Balance Sheets

(In Millions)	Dec 25, 2021	Dec 26, 2020
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$4,827	$5,865
Short-term investments	2,103	2,292
Trading assets	21,483	15,738
Accounts receivable, net of allowance for doubtful accounts	9,457	6,782
Inventories
Raw materials	1,441	908
Work in process	6,656	5,693
Finished goods	2,679	1,826
	10,776	8,427
Assets held for sale	6,942	5,400
Other current assets	2,130	2,745
Total current assets	57,718	47,249

Property, plant and equipment, net	63,245	56,584
Equity investments	6,298	5,152
Other long-term investments	840	2,192
Goodwill	26,963	26,971
Identified intangible assets, net	7,270	9,026
Other long-term assets	6,072	5,917
Total assets	$168,406	$153,091

Liabilities
Current liabilities
Short-term debt	$4,591	$2,504
Accounts payable	5,747	5,581
Accrued compensation and benefits	4,535	3,999
Other accrued liabilities	12,589	12,670
Total current liabilities	27,462	24,754
Debt	33,510	33,897
Contract liabilities	185	1,367
Income taxes payable	4,305	4,578
Deferred income taxes	2,667	3,843
Other long-term liabilities	4,886	3,614
Stockholders' equity
Common stock, $0.001 par value, 10,000 shares authorized; 4,070 shares issued and outstanding (4,062 issued and outstanding in 2020) and capital in excess of par value	28,006	25,556
Accumulated other comprehensive income (loss)	(880)	(751)
Retained earnings	68,265	56,233
Total stockholders' equity	95,391	81,038
Total liabilities and stockholders' equity	$168,406	$153,091

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Intel Corporation
Consolidated Condensed Statements of Cash Flows

	Twelve Months Ended
(In Millions; unaudited)	Dec 25, 2021	Dec 26, 2020

Cash and cash equivalents, beginning of period	$5,865	$4,194
Cash flows provided by (used for) operating activities:
Net income	19,868	20,899
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	9,953	10,482
Share-based compensation	2,036	1,854
Restructuring and other charges	2,626	198
Amortization of intangibles	1,839	1,757
(Gains) losses on equity investments, net	(1,458)	(1,757)
Changes in assets and liabilities:
Accounts receivable	(2,674)	883
Inventories	(2,339)	(687)
Accounts payable	1,190	405
Accrued compensation and benefits	515	348
Prepaid supply agreements	(1,583)	(181)
Income taxes	(441)	1,620
Other assets and liabilities	459	(437)
Total adjustments	10,123	14,485
Net cash provided by operating activities	29,991	35,384
Cash flows provided by (used for) investing activities:
Additions to property, plant and equipment	(18,733)	(14,259)
Additions to held for sale NAND property, plant and equipment	(1,596)	(194)
Acquisitions, net of cash acquired	(209)	(837)
Purchases of available-for-sale debt investments	(5,051)	(6,862)
Maturities and sales of available-for-sale debt investments	6,467	6,781
Purchases of trading assets	(35,503)	(22,377)
Maturities and sales of trading assets	28,832	15,377
Purchases of equity investments	(613)	(720)
Sales of equity investments	581	910
Other investing	658	1,385
Net cash used for investing activities	(25,167)	(20,796)
Cash flows provided by (used for) financing activities:
Issuance of long-term debt, net of issuance costs	4,974	10,247
Repayment of debt and debt conversion	(2,500)	(4,525)
Proceeds from sales of common stock through employee equity incentive plans	1,020	897
Repurchase of common stock	(2,415)	(14,229)
Payment of dividends to stockholders	(5,644)	(5,568)
Other financing	(1,297)	261
Net cash provided by (used for) financing activities	(5,862)	(12,917)
Net increase (decrease) in cash and cash equivalents	(1,038)	1,671
Cash and cash equivalents, end of period	$4,827	$5,865

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Intel Corporation
Supplemental Operating Segment Results

	Three Months Ended		Twelve Months Ended
(In Millions)	Dec 25, 2021	Dec 26, 2020	Dec 25, 2021	Dec 26, 2020
Net revenue
Client Computing Group
Platform	$9,408	$9,939	$37,376	$35,642
Adjacent	725	1,000	3,135	4,415
	10,133	10,939	40,511	40,057
Data Center Group
Platform	6,442	5,297	$22,703	$23,056
Adjacent	864	791	3,118	3,047
	7,306	6,088	25,821	26,103
Internet of Things
IOTG	1,058	777	3,998	3,007
Mobileye	356	333	1,386	967
	1,414	1,110	5,384	3,974
Non-Volatile Memory Solutions Group	996	1,208	4,306	5,358
Programmable Solutions Group	484	422	1,934	1,853
All other	195	211	1,068	522
Total net revenue	$20,528	$19,978	$79,024	$77,867

Operating income (loss)
Client Computing Group	$3,475	$4,508	$14,672	$15,129
Data Center Group	1,726	2,077	$6,997	$10,571
Internet of Things
IOTG	270	123	1,045	497
Mobileye	99	110	460	241
	369	233	1,505	738
Non-Volatile Memory Solutions Group	354	76	1,369	361
Programmable Solutions Group	51	43	297	260
All other	(986)	(1,053)	(5,384)	(3,381)
Total operating income	$4,989	$5,884	$19,456	$23,678

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We derive a substantial majority of our revenue from platform products, which are our principal products and considered as one product class. We offer platform products that incorporate various components and technologies, including a microprocessor and chipset, a stand-alone SoC, or a multichip package based on Intel architecture. Platform products are used in various form factors across our CCG, DCG, and IOTG operating segments. Our non-platform, or adjacent products, can be combined with platform products to form comprehensive platform solutions to meet customer needs.
Revenue for our reportable and non-reportable operating segments is primarily related to the following product lines:
▪CCG includes platforms designed for end-user form factors, focusing on higher growth segments of 2-in-1, thin-and-light, commercial and gaming, and growing adjacencies such as connectivity and graphics.
▪DCG includes workload-optimized platforms and related products designed for cloud service providers, enterprise and government, and communications service providers market segments. In 2021, the DCG operating segment includes the results of our Intel® Optane™ memory business.
▪IOTG includes high-performance compute solutions for targeted verticals and embedded applications in market segments such as retail, industrial, healthcare, and vision.
▪Mobileye includes comprehensive solutions required for autonomous driving, including compute platforms, computer vision, and machine learning-based sensing, mapping and localization, driving policy, and active sensors in development, utilized for both Robotaxi and consumer level autonomy.
▪NSG includes memory and storage products like Intel 3D NAND technology, primarily used in SSDs. In 2021, the NSG operating segment no longer includes the results of our Intel Optane memory business.
▪PSG includes programmable semiconductors, primarily FPGAs and structured ASICs, and related products for communications, cloud and enterprise, and embedded market segments.
We have sales and marketing, manufacturing, engineering, finance, and administration groups. Expenses for these groups are generally allocated to the operating segments.
We have an "all other" category that includes revenue, expenses, and charges such as:
▪results of operations from non-reportable segments not otherwise presented;
▪historical results of operations from divested businesses;
▪results of operations of start-up businesses that support our initiatives, including our foundry business;
▪amounts included within restructuring and other charges;
▪a portion of employee benefits, compensation, and other expenses not allocated to the operating segments; and
▪acquisition-related costs, including amortization and any impairment of acquisition-related intangibles and goodwill.

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Intel Corporation
Supplemental Platform Revenue Information

	Q4 2021	Q4 2021	YTD 2021
	compared to Q3 2021	compared to Q4 2020	compared to YTD 2020
Client Computing Group
Desktop platform volumes	15%	7%	8%
Desktop platform average selling prices	4%	11%	3%
Notebook platform volumes	4%	(26)%	8%
Notebook platform average selling prices	(6)%	14%	(6)%
Adjacent revenue	2%	(28)%	(29)%

Data Center Group
Platform volumes	8%	17%	2%
Platform average selling prices	3%	4%	(4)%
Adjacent revenue	15%	9%	2%

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Intel Corporation
Explanation of Non-GAAP Measures
In addition to disclosing financial results in accordance with US GAAP, this document contains references to the non-GAAP financial measures below. We believe these non-GAAP financial measures provide investors with useful supplemental information about our operating performance, enable comparison of financial trends and results between periods where certain items may vary independent of business performance, and allow for greater transparency with respect to key metrics used by management in operating our business and measuring our performance. Certain of these non-GAAP financial measures are used in our performance-based RSUs and our annual cash bonus plan.
Our non-GAAP financial measures reflect adjustments based on one or more of the following items, as well as the related income tax effects where applicable. Income tax effects have been calculated using an appropriate tax rate for each adjustment. These non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with US GAAP, and the financial results calculated in accordance with US GAAP and reconciliations from these results should be carefully evaluated.

Non-GAAP adjustment or measure	Definition	Usefulness to management and investors
Acquisition-related adjustments	Amortization of acquisition-related intangible assets consists of amortization of intangible assets such as developed technology, brands, and customer relationships acquired in connection with business combinations. Charges related to the amortization of these intangibles are recorded within both cost of sales and MG&A in our US GAAP financial statements. Amortization charges are recorded over the estimated useful life of the related acquired intangible asset, and thus are generally recorded over multiple years.	We exclude amortization charges for our acquisition-related intangible assets for purposes of calculating certain non-GAAP measures because these charges are inconsistent in size and are significantly impacted by the timing and valuation of our acquisitions. These adjustments facilitate a useful evaluation of our current operating performance and comparison to our past operating performance and provide investors with additional means to evaluate cost and expense trends.
Restructuring and other charges	Restructuring charges are costs associated with a formal restructuring plan and are primarily related to employee severance and benefit arrangements. Other charges include a charge related to the VLSI litigation, goodwill and asset impairments, pension charges, and costs associated with restructuring activity.	We exclude restructuring and other charges, including any adjustments to charges recorded in prior periods, for purposes of calculating certain non-GAAP measures because these costs do not reflect our core operating performance. These adjustments facilitate a useful evaluation of our core operating performance and comparisons to past operating results and provide investors with additional means to evaluate expense trends.
(Gains) losses from divestiture	Gains or losses are recognized in connection with a divestiture.	We exclude gains or losses resulting from divestitures for purposes of calculating certain non-GAAP measures because they do not reflect our current operating performance. These adjustments facilitate a useful evaluation of our current operating performance and comparisons to past operating results.
Ongoing mark-to-market on marketable equity securities	After the initial mark-to-market adjustment is recorded upon a security becoming marketable, gains and losses are recognized from ongoing mark-to-market adjustments of our marketable equity securities.	We exclude these ongoing gains and losses for purposes of calculating certain non-GAAP measures because we do not believe this volatility correlates to our core operational performance. These adjustments facilitate a useful evaluation of our current operating performance and comparisons to past operating results.

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Non-GAAP adjustment or measure	Definition	Usefulness to management and investors
NAND memory business
Our NAND memory business is subject to a pending sale to SK hynix, as announced in October 2020. While the second closing of the sale is still pending, we completed the first closing on December 29, 2021, subsequent to our fiscal 2021 year-end. We will fully deconsolidate our ongoing interests in the NAND OpCo Business in the first quarter of 2022.

We exclude the impact of our NAND memory business in certain non-GAAP measures. While the second closing of the sale is still pending and subject to closing conditions, management does not currently view the business as part of the company’s core operations or its long-term strategic direction. We believe these adjustments provide investors with a useful view, through the eyes of management, of the company’s core business model and how management currently evaluates core operational performance. We believe they also provide investors with an additional means to understand the potential impact of the divestiture over time. In making these adjustments, we have not made any changes to our methods for measuring and calculating revenue or other financial statement amounts.

Free cash flow	We reference a non-GAAP financial measure of free cash flow, which is used by management when assessing our sources of liquidity, capital resources, and quality of earnings. Free cash flow is operating cash flow adjusted to exclude additions to property, plant and equipment.
This non-GAAP financial measure is helpful in understanding our capital requirements and provides an additional means to evaluate the cash flow trends of our business. We exclude additions to held for sale NAND property, plant and equipment because the additions are not representative of our long-term capital requirements and these assets were sold upon the first closing of the transaction that occurred on December 29, 2021, subsequent to our fiscal 2021 year-end.

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The GAAP Outlook to Non-GAAP Outlook reconciliations incrementally include the below adjustments. As announced in our Q3 earnings call, starting in 2022, we will be excluding from our non-GAAP results, share-based compensation and all gains and losses on equity investments. The adjustment for all gains and losses on equity investments includes the ongoing mark-to-market adjustments previously excluded from our non-GAAP results.

Non-GAAP adjustment or measure	Definition	Usefulness to management and investors
Share-based compensation	Share-based compensation consists of charges related to our employee equity incentive plans.	We exclude charges related to share-based compensation for purposes of calculating certain non-GAAP measures because we believe these adjustments provide better comparability to peer company results and because these charges are not viewed by management as part of our core operating performance. We believe these adjustments provide investors with a useful view, through the eyes of management, of the company’s core business model, how management currently evaluates core operational performance, and additional means to evaluate expense trends, including in comparison to other peer companies.
(Gains) losses on equity investments, net
(Gains) losses on equity investments, net consists of ongoing mark-to-market adjustments on marketable equity securities, observable price adjustments on non-marketable equity securities, impairment charges, and sale of equity investments and other.
We exclude these non-operating earnings for better comparability between periods. The exclusion reflects how management evaluates the core operations of the business.
(Gains) losses from divestiture
Gains or losses are recognized at the close of a divestiture, or over a specified deferral period when deferred consideration is received at the time of closing. Based on our ongoing obligation under the NAND wafer manufacturing and sale agreement entered into in connection with the first closing of the sale of our NAND memory business on December 29, 2021, a portion of the initial closing consideration will be deferred and recognized between first and second closing.

We exclude gains or losses resulting from divestitures for purposes of calculating certain non-GAAP measures because they do not reflect our current operating performance. These adjustments facilitate a useful evaluation of our current operating performance and comparisons to past operating results.

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Intel Corporation
Supplemental Reconciliations of GAAP Actuals to Non-GAAP Actuals
Set forth below are reconciliations of the non-GAAP financial measure to the most directly comparable U.S. GAAP financial measure. These non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with U.S. GAAP, and the reconciliations from U.S. GAAP to Non-GAAP actuals should be carefully evaluated. Please refer to "Explanation of Non-GAAP Measures" in this document for a detailed explanation of the adjustments made to the comparable U.S. GAAP measures, the ways management uses the non-GAAP measures, and the reasons why management believes the non-GAAP measures provide useful information for investors.

	Three Months Ended		Twelve Months Ended
(In Millions, Except Per Share Amounts)	Dec 25, 2021	Dec 26, 2020	Dec 25, 2021	Dec 26, 2020
GAAP net revenue	$20,528	$19,978	$79,024	$77,867
NAND memory business	(996)	(1,115)	(4,306)	(4,967)
Non-GAAP net revenue	$19,532	$18,863	$74,718	$72,900

GAAP gross margin	$11,009	$11,348	$43,815	$43,612
Acquisition-related adjustments	335	310	1,283	1,211
NAND memory business	(518)	(338)	(1,995)	(1,524)
Non-GAAP gross margin	$10,826	$11,320	$43,103	$43,299

GAAP gross margin percentage	53.6%	56.8%	55.4%	56.0%
Acquisition-related adjustments	1.6%	1.6%	1.6%	1.6%
NAND memory business	0.2%	1.7%	0.6%	1.8%
Non-GAAP gross margin percentage[1]	55.4%	60.0%	57.7%	59.4%

GAAP R&D and MG&A	$5,991	$5,412	$21,733	$19,736
Acquisition-related adjustments	(52)	(53)	(209)	(205)
NAND memory business	(164)	(159)	(626)	(587)
Non-GAAP R&D and MG&A	$5,775	$5,200	$20,898	$18,944

GAAP operating income	$4,989	$5,884	$19,456	$23,678
Acquisition-related adjustments	387	363	1,492	1,416
Restructuring and other charges	29	52	2,626	198
NAND memory business	(354)	(179)	(1,369)	(937)
Non-GAAP operating income	$5,051	$6,120	$22,205	$24,355

GAAP operating margin	24.3%	29.5%	24.6%	30.4%
Acquisition-related adjustments	1.9%	1.8%	1.9%	1.8%
Restructuring and other charges	0.1%	0.3%	3.3%	0.3%
NAND memory business	(0.5)%	0.9%	(0.1)%	0.9%
Non-GAAP operating margin[1]	25.9%	32.4%	29.7%	33.4%

GAAP tax rate	11.0%	21.8%	8.5%	16.7%
Income tax effects	0.7%	(0.1)%	0.6%	(0.1)%
Non-GAAP tax rate	11.7%	21.7%	9.1%	16.6%

GAAP net income	$4,623	$5,857	$19,868	$20,899
Acquisition-related adjustments	387	363	1,492	1,416
Restructuring and other charges	29	52	2,626	198
(Gains) losses from divestiture	—	—	—	(6)
Ongoing mark-to-market on marketable equity securities	(216)	48	130	133
NAND memory business	(354)	(179)	(1,369)	(937)
Income tax effects	(18)	(56)	(391)	(107)
Non-GAAP net income	$4,451	$6,085	$22,356	$21,596
[1] Our reconciliations of GAAP to non-GAAP gross margin and operating margin percentage reflect the exclusion of our NAND memory business from net revenue.

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	Three Months Ended		Twelve Months Ended
(In Millions, Except Per Share Amounts)	Dec 25, 2021	Dec 26, 2020	Dec 25, 2021	Dec 26, 2020
GAAP earnings per share—diluted	$1.13	$1.42	$4.86	$4.94
Acquisition-related adjustments	0.09	0.09	0.36	0.33
Restructuring and other charges	0.01	0.02	0.65	0.05
(Gains) losses from divestiture	—	—	—	—
Ongoing mark-to-market on marketable equity securities	(0.05)	0.01	0.03	0.03
NAND memory business	(0.08)	(0.04)	(0.33)	(0.22)
Income tax effects	(0.01)	(0.02)	(0.10)	(0.03)
Non-GAAP earnings per share—diluted	$1.09	$1.48	$5.47	$5.10

Twelve Months Ended
(In Millions)	Dec 25, 2021
GAAP cash from operations	$29,991
Additions to property, plant and equipment	(18,733)
Free cash flow	$11,258
GAAP cash used for investing activities	$(25,167)
GAAP cash provided by (used for) financing activities	$(5,862)

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Intel Corporation
Supplemental Reconciliations of GAAP Outlook to Non-GAAP Outlook
Set forth below are reconciliations of the non-GAAP financial measure to the most directly comparable U.S. GAAP financial measure. These non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with U.S. GAAP, and the financial outlook prepared in accordance with U.S. GAAP and the reconciliations from this Business Outlook should be carefully evaluated.
Please refer to "Explanation of Non-GAAP Measures" in this document for a detailed explanation of the adjustments made to the comparable U.S. GAAP measures, the ways management uses the non-GAAP measures, and the reasons why management believes the non-GAAP measures provide useful information for investors.

(In Billions, Except Per Share Amounts)	Q1 2022 Outlook
Approximately
GAAP gross margin	49.4%
Amortization of acquisition-related intangible assets	1.9%
Share-based compensation	0.6%
Non-GAAP gross margin	52.0%

GAAP tax rate	25%
Income tax effects	(10)%
Non-GAAP tax rate	15%

GAAP earnings per share—diluted	$0.70
Acquisition-related adjustments	0.10
Share-based compensation	0.18
(Gains) losses from divestiture	(0.25)
(Gains) losses on equity investments, net	(0.02)
Income tax effects	0.09
Non-GAAP earnings per share—diluted	$0.80